Exhibit 99.1

NEWS
RELEASE

2007-13

FOR IMMEDIATE RELEASE
Contact: Doug Aron
713-688-9600 x145

FRONTIER OIL REACHES AGREEMENT IN PRINCIPLE
FOR SETTLEMENT OF BEVERLY HILLS LAWSUITS

HOUSTON, TEXAS, October 12, 2007 – Frontier Oil Corporation (NYSE: FTO) today announced that it has reached agreement in principle on the terms of a settlement with the attorneys for the plaintiffs in the Beverly Hills lawsuits.  Under the terms of the settlement, the plaintiffs will receive $10.0 million from Frontier Oil Corporation and its subsidiaries (“Frontier”) and its insurance provider.  Frontier’s share of the cost is approximately $6.2 million, which will be funded from the Company’s commutation account with the insurance provider.  The Beverly Hills lawsuits and the terms of the insurance policy are more fully described in the Company’s 10-Q report for the quarter ended June 30, 2007.  The insurance will remain in place and available to provide coverage for potential additional claims and indemnity claims.

Jim Gibbs, Chairman, President and CEO of the Company stated: “We are pleased to be able to put this litigation behind us.  The proposed settlement will remove uncertainty inherent in this litigation, minimize future legal costs, and allow us to focus on the business of the Company.”

Once a settlement agreement is finalized between the plaintiffs and Frontier, including releases by the plaintiffs, the settlement will be subject to approval by the Los Angeles Superior Court where the Beverly Hills lawsuits have been consolidated.  Following court approval, the settlement should resolve all of the litigation against Frontier currently pending in the Los Angeles Superior Court or on appeal to the California Court of Appeals.

Frontier operates a 110,000 barrel-per-day refinery located in El Dorado, Kansas, and a 52,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states.  Information about the Company may be found on its web site www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

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